Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-78449, 333-89838, 333-116352, 333-116353, 333-135072 and 333-153426) on Form S-8 of Eagle Bancorp, Inc., and the Registration Statement No. 333-140314 on Form S-3 of Eagle Bancorp, Inc., of our report dated May 8, 2008, relating to the consolidated financial statements of Fidelity & Trust Financial Corporation as of and for the years ended December 31, 2007 and 2006, appearing in this Current Report on Form 8-K/A of Eagle Bancorp, Inc.

/s/ DELOITTE & TOUCHE, LLP

Washington, DC

November 7, 2008